Exhibit 19.1
ARES COMMERCIAL REAL ESTATE CORPORATION
Insider Trading Policy
(Revised February 6, 2025)
In order to promote compliance with federal, state and foreign securities laws and take an active role in the prevention of insider trading violations by Insiders (as defined below) of Ares Commercial Real Estate Corporation (the “Corporation”) and its subsidiaries, the Corporation has adopted this Insider Trading Policy (this “Policy”).
No director, officer or employee of the Corporation or its subsidiaries or its manager, Ares Commercial Real Estate Management LLC (including its parent company Ares Management LLC, the “Manager”), or their immediate family members living in their household (including any spouse, registered domestic partner, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, or person with whom such person has an adoptive or “in-law” relationship) or any trusts, corporations or other entities controlled by a person covered by this Policy (each, an “Insider” and, collectively, “Insiders”) may engage in transactions in any securities while in possession of material nonpublic information regarding the issuer of such securities where such information was improperly obtained, where it was obtained under circumstances contemplating that it would not be used for personal gain and in certain other circumstances (so-called “insider trading”), nor may any Insider communicate such material nonpublic information to any person who could use such information to purchase or sell securities (so-called “tipping”).1 In addition, this Policy prohibits Insiders from, without the prior approval of the Manager’s Chief Compliance Officer (the “CCO”) or another designated member of the Manager’s Compliance Department (the “Compliance Department”):
•buying or selling puts or calls or other derivative securities (other than derivative securities issued by the Corporation, such as convertible notes) based on the Corporation’s securities;
•engaging in the short sale of the Corporation’s securities;
•holding the Corporation’s securities in a margin account or pledging the Corporation’s securities as collateral for a loan; or
•entering into hedging or monetization transactions or similar arrangements with respect to the Corporation’s securities.

1     Liability for insider trading or tipping is contingent upon the existence of some fiduciary or other duty, a relationship of trust with respect to the source of the material nonpublic information or the misappropriation of such information. Any Insider who comes into possession of material nonpublic information should presume that such a duty or relationship exists until the Corporation’s General Counsel or CCO, or another designated member of the Manager’s Compliance Department, advises the Insider to the contrary.

Before purchasing, selling, gifting, including charitable donations, or otherwise transacting in, either personally or on behalf of others, any of the Corporation’s outstanding securities (including derivative securities), each Insider must obtain clearance from the CCO or the Compliance Department. Insiders who are employees or officers of the Corporation, its Manager or their subsidiaries and affiliates are also subject to additional requirements regarding personal securities trading and holdings set forth in the Corporation’s Code of Business Conduct and Ethics.
Definition of “Securities”
The term “securities” includes common and preferred equity, debt securities, options or derivative instruments with respect to such securities, securities that are convertible into or exchangeable for other securities, as well as partnership interests.
Definition of “Material” Information
The question of whether information is “material” is not always easily resolved. Generally speaking, information is “material” where there is a substantial likelihood that a reasonable investor would consider the information important in deciding whether to buy or sell the securities in question or where the information, if disclosed, could be viewed by a reasonable investor as having significantly altered the “total mix” of information available. Where the nonpublic information relates to a possible or contingent event, materiality depends upon a balancing of both the probability that the event will occur and the anticipated magnitude of the event in light of the totality of the activities of the issuer involved. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material, as well as any questions regarding specific transactions, to the CCO or the Compliance Department.

Common, but by no means exclusive, examples of what may be “material” include the following:
•Dividend changes
•Declarations of stock splits and stock dividends
•Financial forecasts, especially earnings estimates
•Changes in previously disclosed financial information
•Mergers or acquisitions
•Proposed issuances of new securities
•Tender offers of existing securities
•Security repurchase programs

•Major litigation or any outcomes of or developments in such litigation
•Significant changes in management or operations
•Repayment, foreclosure or other issues with respect to a significant investment or loan
•Significant new investment targets to be introduced
•Extraordinary borrowings or liquidity problems
•Purchases or sales of substantial assets
•Governmental investigations, criminal actions or indictments and any collateral consequences
•Information received from political intelligence firms such as legislative and regulatory research analysis reports that are not publicly available
•Cybersecurity incidents or threats
•Violations or potential violations of applicable law
“Inside” information could be material because of its expected effect on the price of the Corporation’s outstanding securities, securities of companies with whom the Corporation or its subsidiaries do business or in which the Corporation or its subsidiaries has made or considered making an investment, or the securities of several such companies. Moreover, the resulting prohibition against the misuse of inside information includes not only restrictions on trading in the Corporation’s outstanding securities, but restrictions on trading in the securities of such other companies affected by the inside information.
Definition of “Nonpublic” Information
Information is “nonpublic” until it has been made available to investors generally and they had reasonable time to act on it. In this respect, one must be able to point to some fact to show that the information is generally public, such as inclusion in reports filed with the Securities and Exchange Commission or press releases issued by the issuer of the securities or reference to such information in wire services or publications of general circulation such as Reuters, Bloomberg, Dow Jones, The Wall Street Journal or The New York Times. In addition, the fact that information has been disclosed to a few members of the public does not necessarily make it “public” for insider trading purposes.
Penalties for Insider Trading
Liability and penalties for insider trading or tipping are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation (for example, where the person tipped another).

Penalties and liabilities include:
•civil injunctions
•private civil damage actions
•jail sentences
•disgorgement of profits (or the amount of losses avoided) plus statutory interest
•civil penalties for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually received a benefit (for example, where the person tipped another)
•civil penalties for the employer or other controlling person of up to the greater of:
•$1,000,000 and
•three times the amount of the profit gained or loss avoided
•criminal sanctions and/or imprisonment
In addition, any violation of this Policy can be expected to result in serious sanctions by the Corporation, including dismissal of the persons involved.
Transactions Subject to this Policy
This Policy applies to all transactions, direct or indirect, in (i) the Corporation’s securities, while an Insider is in possession of material nonpublic information about the Corporation, and (ii) the securities of certain other companies with which the Corporation does business while an Insider is in possession of material nonpublic information about such company that the Insider obtained in the course of such Insider’s relationship with the Corporation.

This Policy continues to apply to transactions even after Insiders have terminated employment or other services to the Corporation. If Insiders are aware of material non-public information when their employment or service relationship terminates, they may not transact or trade in the Corporation’s securities until that information has become public or is no longer material.

Preclearance Before Trading in the Corporation’s Securities
    Before purchasing, selling or gifting, either personally or on behalf of others, any of the Corporation’s outstanding securities (including derivative securities), Insiders must obtain clearance from the CCO or the Compliance Department, even if the transaction would occur during an Open Trading Window (as defined below). Insiders generally will only be given permission to trade in the Corporation’s securities during the period beginning one full trading day after the release of the Corporation’s quarterly earnings and ending 15 days before the end of the current fiscal quarter, or on such other date as is determined by the CCO (the “Open Trading Window”). Clearance of a transaction will generally be valid only during Open Trading Windows for a two-business day period or such other period specified by the CCO or the Compliance Department. If the transaction is not completed within the two-business day or other specified period, pre-clearance of the transaction must be re-requested. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.
From time to time, material nonpublic information regarding the Corporation may be pending and not publicly disclosed. While such material nonpublic information is pending, the Corporation may close Open Trading Windows or otherwise impose special blackout periods. If the Corporation imposes a special blackout period, it will notify the persons affected. Thereafter, and until they receive notice that the special blackout period has ended, such individuals shall be prohibited from engaging in any transactions involving the Corporation’s securities and from disclosing the fact of such suspension of trading to others.

Trading during Open Trading Windows should not be considered a “safe harbor,” and all Insiders should use good judgment at all times. If an Insider is in possession of material nonpublic information, even during an Open Trading Window, then the Insider should not trade in the Corporation’s securities until the information has been made publicly available or is no longer material.

Transactions under the Corporation’s Incentive Plans
The receipt, vesting, exercise or settlement of any award, including stock option, restricted stock award, restricted stock unit award or other stock-based award, granted under any equity incentive plan established by the Corporation, or the withholding of securities for the purposes of satisfying applicable tax withholding obligations related to such award, are not subject to this Policy.
This Policy does apply to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of, or the tax liability associated with, an equity award, other than any such sale directed by the Corporation of securities in connection with the satisfaction of withholding tax obligations.

Transactions Pursuant to an Approved 10b5-1 Trading Plan

The prohibitions on trading outlined in this Policy do not apply to transactions under a pre-existing written plan, contract, instruction or arrangement (a “Rule 10b5-1 Plan”) pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934 that: (i) at the time of adoption or modification has been reviewed and approved by the CCO or the Compliance Department; (ii) was entered into or modified in good faith by the Insider during an Open Trading Window at a time when the Insider was not in possession of material nonpublic information about the Corporation and could have otherwise engaged in a transaction in the Corporation’s securities pursuant to the terms of this Policy; and (iii) (A) explicitly specifies the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold; (B) includes a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold; or (C) gives a third party the discretionary authority to execute such purchases and sales, outside the influence or control of the Insider, so long as such third party does not possess any material nonpublic information about the Corporation; and (iv) otherwise complies with the requirements of Rule 10b5-1.

Once a Rule 10b5-1 Plan is approved and is adopted or modified, it is subject to a “cooling-off” period before execution of the first trade. The “cooling-off” period for directors and officers subject to Section 16 of the Securities Exchange Act of 1934 ends on the later of: (1) 90 days following the Rule 10b5-1 Plan adoption or modification or (2) two business days following the disclosure in Form 10-Q or Form 10-K of the Corporation's financial results for the fiscal quarter in which the Rule 10b5-1 Plan was adopted or modified (however, the cooling-off period will not exceed 120 days following plan adoption or modification). For all other Insiders, a 30 day cooling-off period is required.

An Insider may not enter into overlapping Rule 10b5-1 Plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 Plan during any 12-month period (subject to certain exceptions). Directors and officers subject to Section 16 of the Securities Exchange Act of 1934 must include a representation in their Rule 10b5-1 Plan certifying that: (i) they are not aware of any material nonpublic information regarding the Corporation; and (ii) they are adopting the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. All Insiders entering into a Rule 10b5-1 Plan must act in good faith with respect to that plan.

Note that any trades made pursuant to an approved Rule 10b5-1 Plan by individuals who are subject to Section 16 of the Securities Exchange Act of 1934, as amended, give rise to a reporting obligation on the Corporation’s periodic report for the quarter in which the Rule 10b5-1 Plan is adopted or terminated or modified. The Insider is responsible for ensuring that the Rule 10b5-1 Plan is validly adopted and transactions made thereunder are appropriately reported.

The early termination of a Rule 10b5-1 Plan must be approved by the CCO or the Compliance Department.

Each Insider shall instruct the third party effecting transactions on its behalf under a Rule 10b5-1 Plan to send duplicate confirmations of all transactions effected under the Rule 10b5-1 Plan to the CCO or the Compliance Department.

Obligations under this Policy

Insiders at all times should avoid even the appearance of impropriety with respect to trading in the Corporation’s securities or the securities of any of the companies with whom the Corporation or any of its subsidiaries do business or in which the Corporation or any of its subsidiaries has made or considered making an investment or the securities of several of such companies. When there is any question as to a potential application of this Policy, insider trading laws or any other restrictions on insider trading, or if you know of a suspected violation of this Policy or those laws or other restrictions, you should consult with the CCO or the Compliance Department.